EXHIBIT 107

Calculation of Filing Fee Tables

FORM 424(h)
(Form Type)

Harley-Davidson Customer Funding Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Asset Backed Securities	Class A-1 Notes	Rule 457(s) of the Securities Act	(1)	$91,000,000	$91,000,000	$110.20 per $1,000,000	$10,028.20	(2)	(2)	(2)	(2)
	Asset Backed Securities	Class A-2 Notes	Rule 457(s) of the Securities Act	(1)	$207,100,000	$207,100,000	$110.20 per $1,000,000	$22,822.42	(2)	(2)	(2)	(2)
	Asset Backed Securities	Class A-3 Notes	Rule 457(s) of the Securities Act	(1)	$180,780,000	$180,780,000	$110.20 per $1,000,000	$19,921.96	(2)	(2)	(2)	(2)
	Asset Backed Securities	Class A-4 Notes	Rule 457(s) of the Securities Act	(1)	$47,450,000	$47,450,000	$110.20 per $1,000,000	$5,228.99	(2)	(2)	(2)	(2)
Fees Previously Paid	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)
Carry Forward Securities
Carry Forward Securities	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)
	Total Offering Amounts					$526,330,000		$526,330,000
	Total Fees Previously Paid							$0
	Total Fee Offsets							(2)
	Net Fee Due							$58,001.57

(1) An unspecified amount of Securities has been registered pursuant to that certain Form SF-3 filed by the Registrant and effective as of February 28, 2022.

(2) Not applicable.